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                                   EXHIBIT E

    FORMS OF LETTERS FROM THE FUND TO MEMBERS IN CONNECTION WITH THE FUND'S
                       ACCEPTANCE OF TENDERS OF INTERESTS

                                                                 ______ __, 2011
Dear  Member:

     GMAM Absolute Return Strategy Fund I (the "Fund"), a series of GMAM Absolute Return Strategies Fund, LLC (the "Company") has received and accepted for purchase your tender of all or a part of your outstanding units of interest in the Fund (your "Interest").

     Because you have tendered and the Fund has purchased all or a part of your Interest, you will receive an amount equal to the unaudited net asset value of the Interest tendered, less any early withdrawal charge due to the Fund in connection with the repurchase (as applicable), in accordance with the terms of the tender offer. If you tender all or a portion of your Interest prior to holding such interest for at least 12 consecutive months, you will be subject to an early withdrawal charge due to the Fund equal to 4.0% of the amount requested to be purchased, to be netted against withdrawal proceeds. The Member will receive a payment, which will be non-interest bearing and non-transferable, in an amount equal to such percentage, as may be determined by the Fund, of the estimated unaudited net asset value of the Interest repurchased by the Fund determined as of the Valuation Date of such repurchase (which amount shall be reduced by the full amount of any early withdrawal charge with respect to such Interest) (the "Tender Payment").

     If you tender for repurchase only a portion of your Interests you are required to maintain a capital account balance of at least $10,000,000. If you tender a portion of your Interests and the repurchase of that portion would cause your capital account balance to fall below this required minimum, the Fund reserves the right to reduce the portion of Interests to be purchased from you so that the required minimum balance is maintained or to repurchase all of your Interests. Additionally, the Fund reserves the right to reduce or waive the minimum capital account balance.

     If you are tendering only a portion of your Interest, you remain a Member of the Fund with respect to the portion of your Interest that you did not tender.

     Should you have any questions, please feel free to contact the Tender Offer Administrator at BNY Mellon Asset Servicing at P.O. Box 220, Claymont, DE 19703,
Attention: Tender Offer Administrator - GMAM ARS or by phone (888) 697-9661 or
(866) 306-0232, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time) or by fax (302) 791-2790,
Attention: Tender Offer Administrator - GMAM ARS.

Sincerely,
GMAM Absolute Return Strategy Fund I
Enclosure

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                                                                 ______ __, 2011

Dear  Member:


     Enclosed is a statement showing the breakdown of your capital withdrawal resulting from our repurchase of your interest in GMAM Absolute Return Strategy Fund I (the "Fund").

     Because you have tendered and the Fund has purchased all or a part of your Interest in the Fund, you have been paid an amount equal to the unaudited net asset value of the Interest tendered, less any early withdrawal charge due to the Fund in connection with the repurchase (as applicable), in accordance with the terms of the tender offer. If you tender all or a portion of your Interest prior to holding such interest for at least 12 consecutive months, you will be subject to an early withdrawal charge due to the Fund equal to 4.0% of the amount requested to be purchased, to be netted against withdrawal proceeds. You will receive a payment, which will be non-interest bearing and non-transferable, in an amount equal to such percentage, as may be determined by the Fund, of the estimated unaudited net asset value of the Interest repurchased by the Fund determined as of the Valuation Date of such repurchase (which amount shall be reduced by the full amount of any early withdrawal charge with respect to such Interest) (the "Tender Payment").

     Should you have any questions, please feel free to contact the Tender Offer Administrator at BNY Mellon Asset Servicing at P.O. Box 220, Claymont, DE 19703,
Attention: Tender Offer Administrator - GMAM ARS or by phone (888) 697-9661 or
(866) 306-0232, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time) or by fax (302) 791-2790,
Attention: Tender Offer Administrator - GMAM ARS.

Sincerely,

GMAM  Absolute  Return  Strategy  Fund  I

Enclosure